The American Funds Tax-Exempt Series I

The Tax-Exempt Fund of Maryland

6455 Irvine Center Drive, Irvine CA 92618

Telephone (213) 486-9200

For period ending 6/17/2016

File number 811 – 4653

77C. Matters submitted to a vote of security holders.

a)	Special meeting of shareholders – June 10, 2016

(1)	To approve a proposed Agreement and Plan of Reorganization and Liquidation:

Votes For	Votes Against	Votes Abstain
8,380,013	1,083,337	563,941

The American Funds Tax-Exempt Series I

The Tax-Exempt Fund of Virginia

6455 Irvine Center Drive, Irvine CA 92618

Telephone (213) 486-9200

For period ending 6/17/2016

File number 811 – 4653

77C. Matters submitted to a vote of security holders.

a)	Special meeting of shareholders – June 10, 2016

(1)	To approve a proposed Agreement and Plan of Reorganization and Liquidation:

Votes For	Votes Against	Votes Abstain
12,412,119	1,847,299	623,064